Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Six Flags Entertainment Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-168632, 333-206019, 333-170584, 333-181114, and 333-219558) on Form S-8 and S-3 of Six Flags Entertainment Corporation of our report dated February 24, 2022, with respect to the consolidated financial statements of Six Flags Entertainment Corporation and subsidiaries, and the effectiveness of internal control over financial reporting which report appears in the Form 10-K of Six Flags Entertainment Corporation dated February 24, 2022.

KPMG LLP

Dallas, Texas
February 24, 2022